October 13, 1995

Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, New York  10036-2774

Re:  Registration Statement on Form S-8

Gentlemen:

As General Counsel of Marsh & McLennan Companies, Inc., a Delaware corporation (the "Corporation"), I am familiar with the preparation and filing of a registration statement on Form S-8 (the "registration statement") to register under the Securities Act of 1933, as amended, 500,000 shares of the Common Stock of the Corporation, $1.00 par value per share (the "Common Stock"), issuable pursuant to the Corporation's Stock Purchase Plan for International Employees (the "Plan").

As a basis for the opinion herein set forth, I have examined original, photostatic or certified copies of such records of the Corporation and such communications of officers and representatives of the Corporation and such other documents and certificates as I have deemed relevant and necessary. In such examination I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity to authentic originals of all documents submitted to me as certified or photostatic copies. As to various questions of fact material to such opinion, I have relied upon certificates of officers of the Corporation.

Based upon the foregoing, I am of the opinion that the shares of Common Stock to be issued by the Corporation will be, when issued pursuant to the Plan, legally issued, fully paid and nonassessable.

I consent to being named in the aforesaid registration statement under the item captioned "Interests of Named Experts and Counsel" as counsel who is passing on the legality of the issuance of the Common Stock and to your filing copies of this letter as an Exhibit to such registration statement.

Very truly yours,


/s/Gregory Van Gundy
Gregory Van Gundy


GVG/cb